EXHIBIT 99.3

FORM OF LETTER TO NOMINEE HOLDERS

WHOSE CLIENTS ARE BENEFICIAL HOLDERS

BROOKFIELD HOMES CORPORATION

10,000,000 Shares of 8% Convertible Preferred Stock, Series A

Offered Pursuant to Rights Distributed to Record Stockholders of

Brookfield Homes Corporation

                        , 2009

To Securities Dealers, Commercial Banks,

Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Brookfield Homes Corporation (the “Company”) of non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of 8% convertible preferred stock, Series A, with a par value of $0.01 per share (the “Preferred Stock”), distributed to all holders of record (“Record Holders”) of shares of Common Stock, at 5:00 p.m., New York City time, on April 3, 2009 (the “Record Date”).  The Rights are described in the Company’s Prospectus, dated                   , 2009 (the “Prospectus”).

In the Rights Offering, the Company is offering an aggregate of 10,000,000 shares of Preferred Stock pursuant to the Prospectus.  The Rights will expire, if not exercised, by 5:00 p.m., New York City time, on April 27, 2009, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Date”).

As described in the accompanying Prospectus, each Record Holder will receive 0.3735701 Rights for each share of Common Stock owned of record as of the close of business on the Record Date, subject to adjustments to eliminate fractional rights.

Each whole Right will allow the holder thereof to subscribe for one share of Preferred Stock (the “Basic Subscription Privilege”) at the cash price of $25.00 per share (the “Subscription Price”).  Fractional Rights or cash in lieu of fractional Rights will not be issued in the Rights Offering.  Fractional Rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that the Company offers 10,000,000 shares of Preferred Stock in the Rights Offering.  As an example, if you owned 1,000 shares of Common Stock as of the Record Date, you would receive 374 Rights pursuant to your Basic Subscription Privilege, and you would have the right to purchase 374 shares of Preferred Stock in the Rights Offering pursuant to your Basic Subscription Privilege.

Each Right also carries with it the ability for the holder thereof to subscribe (the “Over-Subscription Privilege”), at the Subscription Price, for additional shares of Preferred Stock up to the number of shares of Preferred Stock for which such holder subscribed under his Basic Subscription Privilege on a pro rata basis if any shares of Preferred Stock are not purchased by other Record Holders under their Basic Subscription Privileges as of the Expiration Date (the “Excess Shares”).  Each Record Holder may only exercise his Over-Subscription Privilege if he exercised his Basic Subscription Privilege in full and other Record Holders do not exercise their Basic Subscription Privileges in full.  If there is not a sufficient number of Excess Shares to satisfy all requests for subscriptions made under the Over-Subscription Privilege, the Company will allocate the remaining Excess Shares pro rata among those Rights holders who exercised their Over-Subscription Privileges.  “Pro rata” means in proportion to the number of shares of Preferred Stock that each Rights holder who has exercised its Basic Subscription Privilege on its Common Stock holdings has requested to purchase pursuant to the Over-Subscription Privilege.  For the purposes of determining their eligibility for the Over-Subscription Privilege, holders will be deemed to have exercised their Basic Subscription Privilege in full if they subscribe for the maximum number of shares of Preferred Stock available under their Basic Subscription Privilege.  See “The Rights Offering—Subscription Privileges” in the Prospectus.

The Rights are evidenced by a Rights certificate (a “Subscription Rights Certificate”) registered in your name or the name of your nominee.  Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to 0.3735701 Rights for each share of Common Stock owned by such beneficial owner as of the Record Date.  Rights may not be sold, transferred or assigned; provided, however, that Rights are transferable by operation of law (for example, the transfer of Rights to the estate of a recipient upon the recipient’s death).

We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.  In addition, we are asking beneficial owners who wish to obtain a separate Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Subscription Rights Certificate be issued.

Please take prompt action to notify any beneficial owners of Common Stock as to the Rights Offering and the procedures and deadlines that must be followed to exercise their Rights.  If you exercise the Over-Subscription Privilege on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Privilege, whether the Basic Subscription Privilege of each beneficial owner of Rights on whose behalf you are acting has been exercised in full and the number of shares of Preferred Stock being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf you are acting.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent and the Information Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company, the Subscription Agent, or the Information Agent.  Enclosed are copies of the following documents:

1.                         Prospectus;

2.                         Instruction for Use of Brookfield Homes Corporation Subscription Rights Certificates;

3.                         A form of letter that may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction;

4.                         Nominee Holder Certification; and

5.                         A return envelope addressed to The Bank of New York Mellon, the Subscription Agent.

Your prompt action is requested.  To exercise Rights, you should deliver the properly completed and signed Subscription Rights Certificate, with payment of the Subscription Price in full for each share of Preferred Stock subscribed for, to the Subscription Agent, as indicated in the Prospectus.  The Subscription Agent must receive the Subscription Rights Certificate with payment of the Subscription Price on or prior to 5:00 p.m., New York City time, on the Expiration Date.   All payments must be

made in U.S. dollars for the full number of shares of Preferred Stock being subscribed for by cashier’s or certified check drawn upon a United States or Canadian bank payable to The Bank of New York Mellon, as Subscription Agent.   Failure to return the properly completed Subscription Rights Certificate with the correct payment will result in your not being able to exercise the Rights held in your name on behalf of yourself or other beneficial owners.   A Rights holder cannot revoke the exercise of his Rights.  Rights not exercised prior to the Expiration Date will expire without value.

Additional copies of the enclosed materials may be obtained from the Information Agent, BNY Mellon Shareowner Services.  The Information Agent’s toll-free telephone number is 1-866-205-7208.  Banks and brokers please call collect at 1-201-680-6579.

Very truly yours,

BROOKFIELD HOMES CORPORATION

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF BROOKFIELD HOMES CORPORATION, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.